Exhibit 99.2

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in Amendment No. 1 to the Registration Statement of Nanometrics Incorporated on Form S-4 and in the Joint Proxy Statement/Prospectus of Nanometrics Incorporated and Rudolph Technologies, Inc., which is part of the Registration Statement, of our opinion dated June 23, 2019, appearing as Annex E to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary – Opinion of Morgan Stanley, Rudolph’s Financial Advisor,” “The Merger – Background of the Merger,” “The Merger – Recommendation of the Rudolph Board of Directors; Rudolph’s Reasons for the Merger,” “The Merger – Opinion of Morgan Stanley, Rudolph’s Financial Advisor,” “The Merger – Nanometrics Unaudited Financial Projections,” “The Merger – Rudolph Unaudited Financial Projections,” and “The Merger – Certain Estimated Synergies.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Pedro Costa
Pedro Costa
Managing Director

New York, New York

September 6, 2019